Exhibit 99(h)(2)

Amendment No. 2 to the Distribution Agreement

This Amendment No. 2 (this “Amendment”), dated as of November 14, 2018 (the “Effective Date”), to the Distribution Agreement is entered into by and between CC Real Estate Income Fund-ADV (formerly known as CC Real Estate Income Fund-T2), a Delaware statutory trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund and ALPS entered into a Distribution Agreement dated as of April 16, 2018, as may be amended from time to time (the “Agreement”); and

WHEREAS, the Fund and ALPS wish to amend the provisions of the Agreement as set forth herein, effective as of the Effective Date.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.       All references in the Agreement to “CC Real Estate Income Fund-T2” are replaced with “CC Real Estate Income Fund-ADV.”

2.       Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

CC REAL ESTATE INCOME FUND-ADV		ALPS DISTRIBUTORS, INC.

By:		By:
Name:	Sandra M. Forman	Name:	Steven B. Price
Title:	General Counsel, Chief Compliance Officer and Secretary	Title:	SVP & Director of Distribution Services